Exhibit 99.1

ACCELRYS TO RESTATE FINANCIALS

Restatement to Have No Impact on Cash Balance; Total Revenue will Remain Unchanged

SAN DIEGO, CA – December 22, 2005—Accelrys, Inc. (NASDAQ:ACCL) today announced that upon the recommendation of management, and after consultation with Ernst & Young LLP (E&Y), the Audit Committee determined that the Company will restate its historical financial statements.  The Company’s decision to restate was made in connection with a review of the Company’s most recent Form 10-K by the Corporation Finance Division of the U.S. Securities and Exchange Commission (SEC).  The restatement will include changes to the timing of revenue recognition on certain historical term-based contracts, substantially all of which were entered into prior to January 2004 (“Historical Term-based Contracts”).  Total revenue and profits associated with these contracts will remain unchanged over the life of the contracts.  The Company will also restate certain items in its historical financial statements in order to reclassify certain items between continuing operations and discontinued operations and to enhance related disclosure. The Company expects the restatement to result in changes to its historical financial statements for each reporting period during the timeframe from January 1, 2000 through September 30, 2005.  Accordingly, the Company’s prior financial statements for such periods should no longer be relied upon.  As described in further detail below, the Company is also in discussions with the SEC with respect to the accounting treatment for certain contracts entered into after January 2004.

“We will complete our restated financials as quickly as possible and are committed to the highest level of financial reporting standards,” said Accelrys’ president and CEO Mark Emkjer.  “The restatement has no impact on our day to day business and, thanks to the hard work and dedication of our employees, we remain confident with respect to the Company’s future prospects.”

Historical Term-Based Contracts

The Company will revise its accounting treatment related to the timing of recognizing revenue on the Historical Term-based Contracts.  While these accounting adjustments will affect each of the periods in which the revenue from these contracts was recorded, the total revenue recognized and profits realized associated with these contracts will remain unchanged over the life of the contracts.  The restatement adjustments are non-cash and they will have no effect on Accelrys’ ongoing business or historical, current or future cash flows.

Prior to January 2004, the Company generally recognized 64% of the fee from one-year term-based contracts at the time the software product was shipped.  The remaining 36% of the fee, which was associated with post-contract customer support (PCS), was amortized into revenue over the term of the contract.  The Company, after consultation with E&Y, believed that this was the proper accounting treatment and E&Y provided the Company with unqualified audit reports over this timeframe.  The Company and E&Y have now determined that both the license and the PCS revenue for the Historical Term-based Contracts should have been recognized ratably over the term of the contract.

Post January 2004 Term-Based Contracts

In early 2004, the Company began offering contracts which included language allowing customers to broadly substitute one software product for another of the same or lesser value.  At the time of the change, the Company, after consultation with E&Y, concluded and continues to believe, that the revenue for these contracts should be recognized ratably over the term of the contract and therefore recognizes such revenue ratably.  The Company and E&Y are currently in discussions with the SEC regarding the accounting treatment for these contracts.  As these discussions with the SEC are ongoing, there can be no assurance that the adjustments described in this press release will in fact be the final adjustments that the Company determines are required to its financial statements.

Loss and Cash Flow from Discontinued Operations

The Company determined that certain misclassifications were made in its historical financial statements which resulted in an overstated loss from continuing operations and a corresponding understated loss from discontinued operations for fiscal 2002, fiscal 2003 and the three month period ended March 31, 2004.

In addition, the Company will restate its historical cash flow statements to report net cash provided by operating, investing and financing activities related to discontinued operations as separate line items in the statements of cash flows, as opposed to a single line item as previously reported.

Amendments

The Company expects the restatement to result in changes to its historical financial statements for each reporting period during the timeframe from January 1, 2000 through September 30, 2005.  The Company will file amendments to the Form 10-K for the fiscal year ended March 31, 2005 and each of the Forms 10-Q for the fiscal quarters ended June 30, 2005 and September 30, 2005, as soon as possible.  The Company is working diligently to complete the restatement process as quickly as possible, however, the restatement process may delay the Company’s announcement of its third quarter results and the filing of its Quarterly Report on Form 10-Q for the quarter ending December 31, 2005.  In addition, while the information contained herein describes all of the items for which the Company and E&Y have determined a restatement is appropriate at this time, there can be no assurance that further review and inquiry of the Company’s financial statements will not identify additional items.

Forward Looking Statements

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including statements with the words “expects”, “will”, “intends” and “may” and statements relating to its expected adjustments to previously reported financial results, are forward-looking statements. The Company’s actual results, including the items and amounts actually restated, and the timing of the completion of the restatement and related audit, could differ materially from those projected in these forward-looking statements. The actual items and amounts restated, and the actual timing of completion of the restatement and related audit, will depend on a number of factors, including the outcome of ongoing discussions with the SEC, the completion of the work underlying the restatement by the Company and the audit and review of the underlying work and restated financial statements by E&Y. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended March 31, 2005 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

About Accelrys

Accelrys, Inc. (NASDAQ:ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today’s leading research organizations. The company is headquartered in San Diego, California. Its materials research and development team is based at its European Headquarters and Centre of Excellence in Cambridge, UK. For more information see http://www.accelrys.com/.

Contact: Accelrys, Inc.

David Sankaran, 858-799-5447

dsankaran@accelrys.com